UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 22, 2011

Cell-nique Corporation
 (Exact name of registrant as specified in its charter)

Delaware	333-161413	27-0693687
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

12 Old Stage Coach Road, Weston, CT  06883
 (Address of principal executive offices)(Zip Code)

888-417-9343
  (Registrants telephone number, including area code)

N/A
 (Former name of former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 4.02   Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

In a meeting held on November 16, 2011, Company's board of directors concluded that the financial statements the Company had previously disclosed in the Company's Form 10-Q for the quarter ended June 30, 2011 filed August 10, 2011 should not be relied upon. The facts and circumstances surrounding the Board of Director's conclusion that a material change in purchase accounting estimates related to the Company's acquisition of Cherrybrook Kitchen, LLC asset acquisition. In connection with this acquisition the Company has decreased the amount of inventory and goodwill disclosed. The review by Gruber and Associates, auditors for the Company, detailed that the format of the Statement of Cash Flows in the June 30, 2011Form 10-Q needed to be revised due to the acquisition accounting of Cherrybrook Kitchen, LLC. On November 8, 2011, the Company entered into a 48 month agreement with Presence Marketing for brokerage services to represent all of the Company's brands effective June 1, 2011. The initial balance of $572,745 represents amounts accounted for in connection with the purchase by the Company of Hibix Corporation and each month thereafter starting June 1, 2011. This agreement provided that compensation shall accrue at the greater of $12,500 per month or 5% of net collected sales . All amounts accrue into the 48 month convertible note issued to Presence Marketing, that the Company may repay either at 125% of the outstanding amount in cash or the then outstanding amount may be converted into our common stock at then current market value on date of conversion. The Company is conducting a review of the acquisitions of Cherrybrook Kitchen, LLC's assets which will be audited to qualify and finalize the purchase accounting estimates made by management. The board of directors discussed the matter contained hereinings with its independent accountant in a meeting held on November 16, 2011. The Company anticipates filing an amended Form 10-Q for the quarter ended June 30, 2011 to address the matters set forth herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 22, 2011

CELL-NIQUE CORPORATION
(Registrant)

By:	/s/ Dan Ratner
Name:	Dan Ratner
Title:	President and Chief Financial Officer